NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CoreLogic Board of Directors Appoints Frank Martell
President & Chief Executive Officer and Board Member

IRVINE, Calif., March 6, 2017-CoreLogic® (NYSE: CLGX), a leading global property information, analytics and data-enabled solutions provider, announced today that Frank Martell has been named President & Chief Executive Officer and appointed to the Board of Directors with immediate effect. Mr. Martell succeeds Anand Nallathambi, the Company’s former President & Chief Executive Officer, who passed away on March 2, 2017.

“Mr. Martell worked closely alongside Mr. Nallathambi for the past six years as the Company executed an aggressive growth strategy to transform CoreLogic into a global leader in residential property-related data-driven insights in the U.S., Australia and New Zealand.  Mr. Martell is a proven leader with a track record of delivering exceptional operating and financial performance. He is well-known and respected by the Company's employees, clients and investors and I believe his intimate knowledge and extensive experience with the Company make him uniquely qualified to lead CoreLogic,” stated Paul Folino, Chairman of the Board of CoreLogic.

Mr. Martell joined the Company as Chief Financial Officer in 2011 and became Chief Operating Officer in 2014. Prior to joining CoreLogic, Mr. Martell served as the President & Chief Executive Officer of the Western Institutional Review Board, and before that Chief Financial Officer of Advantage Sales and Marketing and Information Services Group, Inc. From 1996 to 2006, Mr. Martell held various leadership positions at ACNielsen Corporation including Vice President & Treasurer, Chief Operating Officer and President of Asia Pacific & Emerging Markets, Executive Vice President of the Marketing Information Group, and Chief Operating Officer of ACNielsen and President Europe, Middle East & Africa.

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled solutions provider. The company’s combined data from public, contributory and proprietary sources includes over 4.5 billion records spanning more than 50 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

CORELOGIC and the CoreLogic logo are trademarks of CoreLogic, Inc. and/or its subsidiaries.

# # #

Media Contact:                    Investor Contact:
Alyson Austin                        Dan Smith
Corporate Communications                Investor Relations
949-214-1414                        703-610-5410
newsmedia@corelogic.com                 danlsmith@corelogic.com

www.corelogic.com.